UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       June 22, 2010

BUYRITE CLUB CORP.
(Exact name of registrant as specified in its charter)

Florida	333-154931	26-3290093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7076 Spyglass Avenue, Parkland, Florida	33076
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-599-3672

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sales of Equity Securities.

On June 22, 2010, Buyrite Club Corp. authorized the issuance to Judith Adelstein, its principal executive officer and director, 420,000 shares of common stock (21,000 shares on a post-reverse split basis as described hereafter) in exchange for indebtedness in the principal amount of $10,000. The issuance of the common stock was exempt from registration under the Securities Act of 1933 by virtue of Section 3(a)(9) of that Act. On that same date, Buyrite issued a total of 80,000 shares (4,000 shares on a post-reverse split basis) to two consultants at the same consideration per share as provided in the exchange of indebtedness with Judith Adelstein. Inasmuch as the investors were sophisticated investors, had a pre-existing relation with Buyrite and have access to relevant information pertaining to Buyrite, the issuances were exempt from registration under that Act by virtue of Section 4(2) of the Act.

Item 5.03        Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

Item 5.07        Submission of Matters to a Vote of Security Holders.

On June 22, 2010, the holders of a majority in voting share interests of Buyrite and its Board of Directors approved Restated and Amended Articles of Incorporation acting pursuant to written consent. The Restated and Amended Articles of Incorporation increase the authorized common stock to 500,000,000 common shares and provide for 10,000,000 shares of blank check preferred stock, each with a par value of $.001 per share. The Restated and Amended Articles of Incorporation, as approved as provided above, also provided for a one-for-twenty reverse stock split of its outstanding common stock. In addition, on June 22, 2010, the Board of Directors approved revised by-laws of the Company.

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibits

3.3        Restated and Amended Articles of Incorporation

3.4        Amended By-laws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUYRITE CLUB CORP.

Date: June 23, 2010	By: /s/ Judith Adelstein
Judith Adelstein, President